Exhibit 99.1

VAREX IMAGING ANNOUNCES FINANCIAL RESULTS FOR
THIRD QUARTER OF FISCAL YEAR 2019

SALT LAKE CITY, Utah, August 6, 2019 - Varex Imaging Corporation (Nasdaq: VREX) today announced its financial results for the third quarter of fiscal year 2019.

Quarterly Highlights

•	Revenues increased 3% to $197 million

•	Gross margin was 31% | Adjusted gross margin* was 34%

•	Operating earnings margin was 2% | Adjusted operating earnings margin* was 9%

•	Net earnings were $(0.04) per diluted share | Adjusted net earnings* were $0.24 per diluted share

“Our business had solid gains in revenues in the third quarter, and operating earnings comparable to the prior year quarter. Quarterly revenues were up 3% led by record-level global CT tube sales and double-digit sales growth in products for the oncology and mammography imaging markets. The Direct Conversion acquisition we completed early in the third quarter contributed approximately $2 million of revenues, as expected, and integration activities are well underway. Offsetting these revenue gains were significantly lower sales of radiographic detectors,” said Sunny Sanyal, Chief Executive Officer of Varex.

In the third quarter, Varex recorded $7 million of restructuring and impairment charges in connection with the recently announced plans to close its Santa Clara facility. These charges, as well as higher tax expense, contributed to a net loss for the quarter.

Third Quarter Fiscal Year 2019 Results

Revenues for the third quarter of fiscal year 2019 increased 3% to $197 million from $191 million in the prior year quarter. Medical segment revenues increased 3% to $152 million and Industrial segment revenues increased 3% to $45 million from the prior year quarter.

Gross margin for the third quarter of fiscal year 2019 was $61 million, or 31% of revenues, compared to $63 million, or 33% of revenues, in the prior year quarter. Adjusted gross margin* was $67 million, or 34% of revenues, compared to $67 million, or 35% of revenues, in the prior year quarter.

For the third quarter of fiscal year 2019, both R&D investment and SG&A expense were consistent with the prior year quarter.

Operating earnings for the third quarter of fiscal year 2019 were $5 million compared to operating earnings of $7 million in the prior year quarter. Adjusted operating earnings* were $19 million, approximately the same as the prior year quarter.

Tax expense for the third quarter of fiscal year 2019 increased $2 million from the prior year quarter when a tax accounting method change provided a significant tax benefit. This increase contributed to a net loss of $0.04 per diluted share for the third quarter of fiscal year 2019 compared to net earnings of $0.10 per diluted share, in the prior year quarter. Adjusted net earnings* for the third quarter of fiscal year 2019 were $0.24 per diluted share, compared to $0.34 per diluted share, in the prior year quarter.

Year-To-Date Fiscal Year 2019

Revenues for the first nine months of fiscal year 2019 increased 2% to $578 million compared to revenues of $569 million in the prior year period. Medical segment revenues were flat at $444 million while Industrial segment revenues increased 8% to $134 million.

Gross margin for the first nine months of fiscal year 2019 was 32% of revenues compared to 34% of revenues in the prior year period. Adjusted gross margin* was 34% of revenues compared to 36% of revenues.

Balance Sheet

At the end of the third quarter of fiscal year 2019, cash and cash equivalents were $29 million. During the third quarter of fiscal year 2019, the company acquired Direct Conversion and its total debt outstanding increased to $410 million at the end of the quarter. Cash flow from operations was $15 million for the third quarter of fiscal year 2019.

Facility Closure

In July, Varex announced plans to close its digital detector manufacturing operations in Santa Clara, California. Detector assembly operations from this facility will be transferred to other Varex facilities. These actions are expected to generate approximately $12 million to $16 million in annual cost savings. The company initially recorded approximately $7 million of impairment and restructuring charges in the third quarter of fiscal year 2019 and expects to record an additional $13 million to $17 million of restructuring charges over the next 18 months.

Varex Outlook

The company is not changing its revenue outlook for fiscal year 2019. As a reminder, the guidance previously provided was revenues in the range of $760 million to $785 million. Based on year-to-date results and an anticipated higher effective tax rate, the company now expects that adjusted net earnings per diluted share will be in the range of $1.25 to $1.45.

Guidance for the company's net earnings per diluted share is provided on an adjusted basis only. This adjusted financial measure is forward-looking and the company is unable to provide a meaningful or accurate GAAP forecast of net earnings per diluted share without unreasonable effort due to the uncertainty of amounts and timing of unusual items, such as integration or restructuring costs.

Adjusted Non-GAAP Financial Measures

*Please refer to "Reconciliation between GAAP and Adjusted Non-GAAP Financial Measures" below for a reconciliation of non-GAAP items to the comparable GAAP measures.

Conference Call Information

Varex will conduct its earnings conference call for the third quarter of fiscal year 2019 today at 3:00 p.m. Mountain Time. The conference call will be webcast live and can be accessed at the company's website at investors.vareximaging.com. Access will also be available by dialing 1-877-524-8416 from anywhere in the U.S. or by dialing 1-412-902-1028 from non-U.S. locations. The webcast of this call will be archived on the company’s website and a replay of the call will be available from today through August 20th at 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations. The replay conference call access code is 13692630.

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose and protect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information visit vareximaging.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning industry or market outlook; the potential benefits of consolidating operations; customer demand; potential impact of tariffs, revenues, product volumes, synergies; earnings guidance for fiscal year 2019, or other expected future financial results or performance; and any statements using the terms “believe,” “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “estimate,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include restructuring charges being more than expected; the continued impact of tariffs or a global trade war on the company’s products and customer purchasing patterns; our ability to obtain the intended benefits and synergies of acquisitions and facility consolidations; global economic conditions; demand for and delays in delivery of products of the company or its customers; litigation costs; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; the ability to remediate material weaknesses in internal control; and the other risks listed from time to time in our filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

# # #

For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except for per share amounts)	June 28, 2019	June 29, 2018(1)	June 28, 2019	June 29, 2018(1)
Revenues:
Medical	$151.6	$147.4	$444.4	$445.2
Industrial	45.1	43.8	133.8	123.4
Total revenues	196.7	191.2	578.2	568.6
Gross margin:
Medical	44.2	47.1	135.4	147.0
Industrial	16.5	15.9	49.7	47.7
Total gross margin	60.7	63.0	185.1	194.7
Operating Expenses:
Research and development	20.9	20.5	58.5	62.3
Selling, general and administrative	35.2	35.2	97.1	94.3
Operating expenses	56.1	55.7	155.6	156.6
Operating earnings:	4.6	7.3	29.5	38.1
Interest income	—	—	0.1	0.1
Interest expense	(5.1)	(5.4)	(15.7)	(16.5)
Other (expense) income, net	(0.1)	0.7	(2.6)	3.8
Interest and other expense, net	(5.2)	(4.7)	(18.2)	(12.6)
(Loss) earnings before taxes	(0.6)	2.6	11.3	25.5
Taxes (benefit) on earnings	0.7	(1.3)	3.7	(2.4)
Net (loss) earnings	(1.3)	3.9	7.6	27.9
Less: Net earnings attributable to noncontrolling interests	0.1	0.1	0.2	0.4
Net (loss) earnings attributable to Varex	$(1.4)	$3.8	$7.4	$27.5
Net (loss) earnings per common share attributable to Varex
Basic	$(0.04)	$0.10	$0.19	$0.73
Diluted	$(0.04)	$0.10	$0.19	$0.72
Weighted average common shares outstanding
Basic	38.3	37.9	38.2	37.8
Diluted	38.3	38.4	38.4	38.3
(1) For the three and nine months ended June 29, 2018, the allocation of revenues and gross margin between the Medical and Industrial segments have been corrected.

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except share amounts)	June 28, 2019	September 28, 2018
Assets
Current assets:
Cash and cash equivalents	$28.5	$51.9
Accounts receivable, net	131.1	154.0
Inventories, net	263.4	235.1
Prepaid expenses and other current assets	18.4	17.1
Total current assets	441.4	458.1
Property, plant and equipment, net	138.6	144.9
Goodwill	290.1	243.6
Intangible assets	90.7	73.8
Investments in privately-held companies	54.1	51.0
Other assets	28.8	16.5
Total assets	$1,043.7	$987.9
Liabilities, redeemable noncontrolling interests and equity
Current liabilities:
Accounts payable	$61.3	$66.3
Accrued liabilities	65.9	47.5
Current maturities of long-term debt	30.2	25.0
Deferred revenues	13.8	13.2
Total current liabilities	171.2	152.0
Long-term debt	379.4	364.8
Deferred tax liabilities	15.7	23.2
Other long-term liabilities	28.8	8.5
Total liabilities	595.1	548.5

Redeemable noncontrolling interests	10.9	11.1
Equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value:
Authorized shares - 150,000,000
Shares issued and outstanding - 38,341,103 and 38,026,597 at June 28, 2019 and September 28, 2018, respectively.	0.4	0.4
Additional paid-in capital	368.1	357.6
Accumulated other comprehensive income	(0.4)	5.8
Retained earnings	66.3	62.4
Total Varex equity	434.4	426.2
Noncontrolling interests	3.3	2.1
Total equity	437.7	428.3
Total liabilities, redeemable noncontrolling interests and equity	$1,043.7	$987.9

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND ADJUSTED NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
GROSS MARGIN RECONCILIATION
Revenues	$196.7	$191.2	$578.2	$568.6
Gross margin	$60.7	$63.0	$185.1	$194.7
Amortization of intangible assets	2.2	2.2	6.0	7.0
Restructuring charges	3.3	1.9	7.5	1.9
Purchase price accounting adjustments	0.6	—	0.6	—
Adjusted gross margin	$66.8	$67.1	$199.2	$203.6
Gross margin %	30.9%	32.9%	32.0%	34.2%
Adjusted gross margin %	34.0%	35.1%	34.5%	35.8%

OPERATING EARNINGS RECONCILIATION
Operating earnings	$4.6	$7.3	$29.5	$38.1
Amortization of intangible assets (includes amortization impacts to cost of revenues)	4.1	4.1	11.4	12.5
Purchase price accounting adjustments	0.6	—	0.6	—
Separation and related costs	1.0	—	2.2	—
Restructuring charges (includes restructuring impact to cost of revenues)	3.4	4.1	9.6	5.8
Acquisition and integration related costs	0.8	0.7	1.5	1.5
Impairment charges	4.0	3.0	4.8	3.0
Other non-operational costs	0.1	—	1.6	0.2
Total operating earnings adjustments	$14.0	$11.9	$31.7	$23.0
Adjusted operating earnings	$18.6	$19.2	$61.2	$61.1
Operating earnings margin	2.3%	3.8%	5.1%	6.7%
Adjusted operating earnings margin	9.5%	10.0%	10.6%	10.7%

EARNINGS BEFORE TAXES RECONCILIATION
(Loss) earnings before taxes	$(0.6)	$2.6	$11.3	$25.5
Total operating earnings adjustments	14.0	11.9	31.7	23.0
Acquisition and integration related costs	0.2	—	0.8	—
Total earnings before taxes adjustments	$14.2	$11.9	$32.5	$23.0
Adjusted earnings before taxes	$13.6	$14.5	$43.8	$48.5

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE RECONCILIATION
Net (loss) earnings	$(1.4)	$3.8	$7.4	$27.5
Total earnings before taxes adjustments	$14.2	$11.9	$32.5	$23.0
Estimated annual effective tax rate(1)	24.8%	23.8%	23.3%	23.8%
Tax effects of operating (loss) earnings adjustments	$(3.5)	$(2.8)	$(7.6)	$(5.5)
Non-operational tax adjustments	$—	$—	$—	$(6.1)
Adjusted net earnings	$9.3	$12.9	$32.3	$38.9
Diluted net (loss) earnings per share	$(0.04)	$0.10	$0.19	$0.72
Adjusted diluted net earnings per share	$0.24	$0.34	$0.84	$1.02
Shares - diluted net (loss) earnings per share	38.3	38.4	38.4	38.3
Shares - adjusted diluted net earnings per share	38.8	38.4	38.4	38.3

(1) Estimated annual effective rate applied excludes discrete items related to estimated impacts from U.S. tax reform.

Discussion of Adjusted Non-GAAP Financial Measures
This press release includes adjusted non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. We are providing a reconciliation above of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. We are unable to provide without unreasonable effort a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

We utilize a number of different financial measures, both GAAP and adjusted, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the adjusted measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing adjusted financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing adjusted financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.
Adjustments to GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Separation and related costs: We separated from Varian Medical Systems on January 28, 2017 and incurred non-operational expenses associated with the separation. We believe that excluding separation costs allows the users of our financial statements to better understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in fair value of acquisition related hedges, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods.

Non-operational tax adjustments: Certain tax items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations, including the enactment of the Tax Cuts and Jobs Act in December 2017. These may include such items as the retroactive impact of significant changes in tax laws, including changes to statutory tax rates and one-time tax charges.

Other non-operational costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as non-ordinary course litigation, legal settlements, environmental settlements, governmental settlements including tax settlements and other items of similar nature.

Tax effects of operating earnings adjustments: We apply our GAAP consolidated effective tax rate to our adjusted financial measures as our historical annual consolidated effective tax rate has remained fairly consistent, and is expected to remain consistent for the foreseeable future. This application of our effective tax rate excludes any discrete items, as defined in the guidance for accounting for income taxes in interim periods, such as those related to tax reform or any other Non-operational tax adjustments.